Exhibit 99.1

[Kinder Morgan Energy Partners, L.P. Logo]

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $0.73; EXPECTS TO EXCEED
2004 DISTRIBUTION TARGET

     HOUSTON, Oct. 20, 2004 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in the third quarter cash distribution per common unit to $0.73 ($2.92 annualized). Payable on Nov. 12, 2004, to unitholders of record as of Oct. 29, 2004, the distribution represents an 11 percent increase over the third quarter 2003 cash distribution per unit of $0.66 ($2.64 annualized). KMP reported record net income of $217.3 million for the third quarter, or $0.59 per limited partner unit, up 25 percent from $174.2 million, or $0.49 per unit, for the comparable period last year. For the first nine months of the year, net income was $604.3 million compared to $513.6 million for the same period in 2003.

     Chairman, CEO and President Richard D. Kinder said, "We are delighted with KMP's financial performance in the third quarter, which was driven by strong internal growth and contributions from acquisitions that closed since the end of the third quarter of 2003. Quarterly net income reached an all-time high, and we increased the distribution for the 21st time in KMP's history." The current distribution of $0.73 ($2.92 annualized) is about 4.6 times higher than the distribution rate of $0.1575 ($0.63) when KMP was formed in February 1997.

     All four of KMP's business segments reported increased earnings before DD&A quarter over quarter, and total segment earnings before DD&A are up almost 19 percent through September compared to the same period last year. For the first three quarters, KMP generated distributable cash flow in excess of distributions of approximately

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$31.6 million, already exceeding our 2004 published annual budget target of $28 million.

     "Beyond the strong current performance, we continue to position KMP for future growth by investing in infrastructure across the United States to help meet growing energy demand," Kinder said. "Year to date, KMP has announced approximately $320 million in acquisitions, and our budget calls for more than $600 million in capital expansion projects this year."

Overview of Business Segments

     The Products Pipelines segment delivered an almost 12 percent increase in third quarter earnings before DD&A to $120.4 million, compared to $107.9 million for the same period last year. This segment is on track to grow its 2004 earnings before DD&A by more than 8 percent over 2003, slightly short of its published annual budget of 9 percent growth. "Results for the quarter were driven by earnings growth on Pacific, Cochin and Plantation, along with contributions from the recently acquired Southeast terminals," Kinder said. "Pacific's earnings before DD&A were up 10 percent - positively impacted by very strong terminal revenues, increased pipeline volumes and the annual Producer Price Index increase that became effective July 1 - and Cochin's earnings before DD&A were up nearly 92 percent over third quarter 2003. In addition, the 14 terminals we purchased in the Southeast in two separate transactions (December 2003 and March 2004) continued to outperform our acquisition plans."

     Total refined products volumes grew 2 percent in the third quarter and were up over 3 percent for the year through September. Jet fuel volumes, boosted by strong military demand, were up approximately 8 percent for both the quarter and the first nine months of the year. Gasoline volumes were up 2 percent for the quarter, led by Plantation's 5 percent increase in gasoline volumes, and up 2.6 percent year to date. NGL volumes on the North System, including Cypress, were up almost 8 percent quarter over quarter.

     As announced earlier this week, KMP will acquire nine more refined petroleum products terminals in the Southeast that will produce additional fee-based income for this

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segment. The $77 million acquisition (including $2 million in planned upgrades) is expected to close in the fourth quarter this year and will increase Products Pipelines terminal storage capacity in the region by 76 percent to 7.7 million barrels.

     The Natural Gas Pipelines segment produced third quarter earnings before DD&A of $105.2 million, up 13 percent from $93.2 million in the same quarter last year, and on track to exceed its published annual budget of 3 percent growth. "Growth in this segment was spearheaded once again by the Texas Intrastate Pipeline Group, which continued to significantly outperform its 2004 budget, offset by lower revenues on Trailblazer due to lower rates that became effective Jan. 1," Kinder said. "The strong performance of the intrastate group was primarily attributable to benefits that we continue to realize from the combination of our major intrastate systems, including higher margins, particularly in our sales business." An increase in segment sales volumes of over 7 percent was somewhat offset by a decrease in transport volumes of about 2 percent.

     The CO2 segment delivered third quarter earnings before DD&A of $86.1 million, up 62 percent from $53.1 million in the comparable period of 2003, and on target to achieve its published annual budget of 58 percent growth. "Growth quarter over quarter was attributable to increased oil production at SACROC, strong CO2 delivery volumes and an increase in our interest in the Yates Field to 50 percent," Kinder said. Average oil production for the quarter increased by 33 percent at the SACROC Unit in the Permian Basin in Scurry County, Texas, to 27.7 thousand barrels per day (MBbl/d) and increased by more than 2 percent at the Yates Field located south of Midland, Texas, to 20.2 MBbl/d, compared to the third quarter last year. CO2 pipeline delivery volumes increased by 16 percent on strong demand. The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, including hedges, was $25.21 for the third quarter compared to $23.50 for the same period last year.

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     On Aug. 31, KMP announced the purchase of the Kaston Pipeline Company for $100 million, which is expected to produce approximately $18 million per year in distributable cash flow for this segment. KMP will invest an additional $11 million to upgrade the West Texas crude pipeline system and associated storage facilities, which will help the CO2 segment manage deliveries from the SACROC and Yates fields.

     Renamed the Wink Pipeline, the system is the sole source of crude oil for the Western refinery in El Paso, Texas, and KMP has entered into a long-term transportation contract with Western Refining Company.

     The Terminals segment reported an 11 percent increase in earnings before DD&A to $67.2 million, up from $60.5 million in the third quarter last year, and on target to meet its published annual budget of 7 percent growth. Third quarter results were driven by record throughput at the Pasadena/Galena Park liquids terminals complex on the Houston Ship Channel, up 15 percent from the third quarter in 2003, and strong coal and petcoke volumes at various terminals. Coal and petcoke volumes increased 22 percent quarter over quarter.

     On Oct. 7, KMP announced the purchase of 21 river terminals and two transload facilities along the Mississippi River system, which serve as loading, storage and unloading points for various bulk commodity imports and exports. The transaction is expected to produce approximately $12 million a year in distributable cash flow for this segment. KMP will invest over $80 million on this acquisition, including the purchase price, assumed debt and liabilities and planned upgrades.

Outlook

     KMP expects to declare cash distributions of at least $2.86 per unit for 2004, revised upward from its original 2004 budget of $2.84 per unit. KMP's distribution per unit of $0.73 ($2.92 annualized) is already within its budgeted year end range of $2.90 to $2.94. KMP's annual budget is posted on the company's web site at www.kindermorgan.com.

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Other News

     In the third quarter, KMP entered into a new five-year senior unsecured revolving credit facility with a capacity of $1.25 billion, a $200 million increase in total commitments from the previous facilities. KMP's credit covenants are substantially unchanged as compared to the previous facilities, with the only meaningful modification being the removal of any net worth restriction. The facility will primarily serve as a backstop to KMP's commercial paper program.

Kinder Morgan Management, LLC:

     Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.73 distribution ($2.92 annualized), payable on Nov. 12, 2004, to shareholders of record as of Oct. 29, 2004. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.

     Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and approximately 120 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 60 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

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     The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $24 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Wednesday, Oct. 20, at www.kindermorgan.com for a LIVE webcast conference call on the company's third quarter earnings.

     The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in the earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of the asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors' overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

     This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in thousands except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$2,014,659	$1,650,842	$5,794,097	$5,104,127

Costs and Expenses
Operating expenses	1,631,157	1,338,494	4,689,893	4,190,984
Depreciation, depletion and amortization	72,214	55,031	209,623	158,594
General and administrative	37,816	36,818	125,527	108,544
Taxes, other than income taxes	20,636	15,534	59,712	46,326
	1,761,823	1,445,877	5,084,755	4,504,448
Operating Income	252,836	204,965	709,342	599,679

Other Income/(Expense)
Earnings from equity investments	20,645	20,841	61,723	67,764
Amortization of excess cost of equity investments	(1,394)	(1,394)	(4,182)	(4,182)
Interest expense	(47,531)	(45,024)	(141,821)	(135,707)
Other	1,315	1,282	2,046	3,929
Minority interest	(2,789)	(2,591)	(7,332)	(6,930)
Income before income taxes	223,082	178,079	619,776	524,553
Income tax expense	(5,740)	(3,903)	(15,462)	(14,407)
Income before change in accounting principle	217,342	174,176	604,314	510,146

Cumulative effect adj from change in accounting for asset retirement obligations	-	-	-	3,465

Net Income	$ 217,342	$ 174,176	$ 604,314	$ 513,611
	==========	==========	==========	==========

Calculation of Limited Partners' Interest in Net Income:
Income before change in accounting principle	$ 217,342	$ 174,176	$ 604,314	$ 510,146
Less: General Partner's Interest (1)	(100,320)	(82,727)	(287,851)	(239,682)

Limited Partners' Interest	$ 117,022	$ 91,449	$ 316,463	$ 270,464

Limited Partners' Interest in Change in Accounting Principle	-	-	-	3,430

Limited Partners' Interest in Net Income	$ 117,022	$ 91,449	$ 316,463	$ 273,894
	==========	==========	==========	==========

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit before change in accounting principle	$ 0.59	$ 0.49	$ 1.62	$ 1.47
	==========	==========	==========	==========
Net Income per unit	$ 0.59	$ 0.49	$ 1.62	$ 1.49
	==========	==========	==========	==========

Number of Units Used in Computation	196,937	187,912	195,196	184,400
	==========	==========	==========	==========

Additional per unit information:

Net Income before change in accounting principle	$ 0.59	$ 0.49	$ 1.62	$ 1.47
Depreciation, depletion and amortization	0.38	0.30	1.09	0.88
Sustaining capital expenditures (2)	(0.19)	(0.12)	(0.42)	(0.34)
Net income before DD&A, less sustaining capex, before chg in acctg principle	$ 0.78	$ 0.67	$ 2.29	$ 2.01
Change in Accounting Principle	-	-	-	0.02
Net income before DD&A, less sustaining capex	$ 0.78	$ 0.67	$ 2.29	$ 2.03
	==========	==========	==========	==========
Declared distribution	$ 0.73	$ 0.66	$ 2.13	$ 1.95
	==========	==========	==========	==========

Sustaining Capex	36,776	22,279	82,870	62,422

(1)	General partner's interest in net income for the nine months ended September 2003 is $239,717 after taking into account change in accounting principle
(2)	Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$ 120,353	$ 107,944	$ 353,903	$ 327,153
Natural Gas Pipelines	105,211	93,199	303,754	273,632
CO2	86,118	53,121	239,813	142,260
Terminals	67,168	60,460	196,040	179,886
Total	$ 378,850	$ 314,724	$1,093,510	$ 922,931
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Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$ 18,770	$ 17,646	$ 55,212	$ 52,571
Natural Gas Pipelines	13,261	13,847	39,167	40,214
CO2	30,970	15,803	88,096	42,854
Terminals	10,607	9,129	31,330	27,137
Total	$ 73,608	$ 56,425	$ 213,805	$ 162,776
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Segment Earnings Contribution:
Products Pipelines	$ 101,583	$ 90,298	$ 298,691	$ 274,582
Natural Gas Pipelines	91,950	79,352	264,587	233,418
CO2	55,148	37,318	151,717	99,406
Terminals	56,561	51,331	164,710	152,749
General and Administrative	(37,816)	(36,818)	(125,527)	(108,544)
Net Debt Costs (Includes Interest Income)	(47,295)	(44,714)	(141,108)	(134,535)
Minority Interest	(2,789)	(2,591)	(7,332)	(6,930)
Loss on Early Extinguishment of Debt	-	-	(1,424)	-
Cumulative Effect of Change in Accounting Principle	-	-	-	3,465
Net income	$ 217,342	$ 174,176	$ 604,314	$ 513,611
	==========	==========	==========	==========

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Products Pipelines
Gasoline	118.0	115.8	344.6	335.8
Diesel	41.6	42.0	120.8	119.1
Jet Fuel	30.6	28.4	88.6	82.1
Total Refined Product Volumes (MMBbl)	190.2	186.2	554.0	536.9
NGL's	10.1	9.4	31.1	30.6
Total Delivery Volumes (MMBbl) (1)	200.3	195.6	585.1	567.5

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	310.6	317.6	868.0	901.6
Sales Volumes (Bcf)	260.9	242.9	748.8	677.8

CO2
Delivery Volumes (Bcf) (3)	149.4	129.2	470.5	336.1
Sacroc Oil Production (MBbl/d) (4)	27.7	20.9	27.1	19.2
Yates Oil Production (MBbl/d) (4)	20.2	19.7	18.8	19.1
NGL Sales Volumes (MBbl/d) (5)	7.7	3.4	7.3	3.6
Realized Weighted Average Oil Price per Bbl (6) (7)	$ 25.21	$ 23.50	$ 25.28	$ 24.05
Realized Weighted Average NGL Price per Bbl (7)	$ 33.05	$ 21.47	$ 29.25	$ 21.31

Terminals
Liquids Leaseable Capacity (MMBbl)	36.5	36.0	36.5	36.0
Liquids Utilization %	95.8%	95.5%	95.8%	96.0%
Bulk Transload Tonnage (MMtons) (8)	16.6	13.3	48.3	43.5

(1) Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland
(2) Includes KMIGT, Texas Intrastates, KMNTP, Monterrey and Trailblazer
(3) Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(4) Represents 100% production from the field
(5) Net to Kinder Morgan
(6) Includes all Kinder Morgan crude oil properties
(7) Hedge gains/losses for Oil and NGL's are included with Crude Oil
(8) Includes Cora, Grand Rivers and KMBT aggregate terminals; excludes operatorship of LAXT

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	September 30, 2004	December 31, 2003
ASSETS

Cash and cash equivalents	$ 6	$ 23
Other current assets	719	683
Property, Plant and Equipment, net	7,589	7,092
Investments	411	404
Deferred charges and other assets	1,058	937
TOTAL ASSETS	$ 9,783	$ 9,139
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LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ -	$ 2
Other current liabilities	1,032	802
Long-term debt	4,617	4,317
Market value of interest rate swaps	123	121
Other	565	346
Minority interest	40	40
Partners' Capital	3,406	3,511
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 9,783	$ 9,139
	=========	=========

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$ 4,611	$ 4,296
Total Capitalization	$ 8,057	$ 7,847
Debt to Total Capitalization	57.2%	54.7%